EXHIBIT 4.3

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATION

OF

SERIES J 6% REDEEMABLE CONVERTIBLE PREFERRED STOCK

OF

NEW LEAF BRANDS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

The undersigned, being the President and Chief Executive Officer of New Leaf Brands, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Company"), in accordance with the Nevada Revised Statutes does hereby certify:

FIRST: the Board of Directors of the Company, in accordance with the Company’s Articles of Incorporation, signed a unanimous written consent whereby resolutions were duly adopted setting forth a proposed amendment of the Certificate of Designation of Series J 6% Redeemable Convertible Preferred Stock (the “Series J Preferred Stock”) in accordance with Section 78.1955 of the Nevada Revised Statues and have been consented to in writing by the holders of at least 67% of the issued and outstanding shares of the Preferred Stock in accordance with Section 78.320 and written notice has been waived in accordance with Section 78.378.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Designation for the Series J Preferred Stock of the Company, filed with the Nevada Secretary of State on December 22, 2008, shall be amended so that it shall have the following rights, powers, privileges and preferences:

ARTICLE 1

DEFINITIONS

The terms defined in this Article 1 whenever used in this Certificate of Designation have the following respective meanings:

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Capital Shares” or “Capital Stock” means the Common Shares and any other shares of any other class or series of capital stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Company.

“Common Shares” or “Common Stock” means shares of common stock, par value $ 0.001 per share, of the Company.

“Contingent Conversion Date” has the meaning set forth in Section 6.3(b).

 “Conversion Price” has the meaning set forth in Section 6.4.

“Conversion Share” means a share of Common Stock issuable upon the conversion of any Series J Preferred Stock.

“Company” means New Leaf Brands, Inc., a Nevada corporation.

“Current Market Price” means on any date of determination the closing sale price (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if there is more than one in either case, the average of the average closing bid and closing ask prices) as reported in composite transactions for the principal United States securities exchange on which the Common Stock is traded at such time or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported on the Over-The-Counter Bulletin Board, or, if not so reported, as determined by the Board in its good faith discretion.

“Dividend Period” means the period commencing on and including the Issue Date or, if a dividend has previously been paid, the day after the immediately preceding Dividend Payment Due Date, and ending on and including the immediately subsequent Dividend Payment Due Date.

“Dividend Payment Due Date” means June 30 and December 31 of each year.

“Dividend Rate” means six percent (6%) per annum, computed on the basis of a 360 day year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

   “Issue Date” means, as to any share of Series J Preferred Stock, the date of issuance of such share.

“Liquidation Event” has the meaning set forth in Section 5.1.

“Liquidation Preference” means, with respect to a share of the Series J Preferred Stock, cash, property or securities valued as to (i) securities, at the Current Market Price,

(ii) property, as determined in the good faith discretion of the Board, and (iii) cash at the face value thereof, in an amount equal to the sum of (x) the Stated Value for such outstanding share of Series J Preferred Stock (as adjusted for any stock dividends, stock combinations or stock splits with respect to such share) plus (y) the aggregate of all accrued and unpaid dividends on such share of Series J Preferred Stock through the date of the payment of the Liquidation Preference.

“Outstanding”, when used with reference to Common Shares or Capital Shares (collectively, “Shares”), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Company or any wholly-owned subsidiary of the Company shall not be deemed “Outstanding” for purposes hereof.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series J Preferred Shares” or “Series J Preferred Stock” means the shares of Series J 6% Redeemable Convertible Preferred Stock of the Company.

“Trading Day” means a day the Common Stock is traded on the principal Trading Market (as defined below).

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

All references to “cash” or “$” herein mean currency of the United States of America.

ARTICLE 2

DESIGNATION AND AMOUNT

The designation of this series, which consists of one hundred thousand (100,000) shares, shall be designated Series J 6% Redeemable Convertible Preferred Stock and the stated value thereof shall be Ten Dollars ($10) per share (the “Stated Value”).

ARTICLE 3

RANK

The Series J Preferred Stock shall rank senior to all other Capital Stock of the Company outstanding at the time of the Issue Date other than the Series I 8% Convertible Preferred Stock of the Company (the “Series I Preferred Stock”) and shall rank junior to the Series I Preferred Stock, any series of senior preferred stock outstanding at the time of the Issue Date and all outstanding indebtedness outstanding at the time of the Issue Date of the Company.

ARTICLE 4

DIVIDENDS

4.1

Each holder of the Series J Preferred Stock shall be entitled to receive, out of funds legally available for the payment of dividends, dividends payable in cash at the Dividend Rate on the Stated Value of each share of Series J Preferred Stock on and as of each Dividend Payment Due Date with respect to each Dividend Period; provided, however, subject to the next sentence, if funds are not legally available for the payment of dividends, dividends will be paid in shares of Common Stock which shall be valued (the “Common Stock Dividend Price”) solely for such purpose at 90% of the average of the Current Market Price for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Due Date; provided, however, that in no event shall the Common Stock Dividend Price be less than $0.85.  If the Common Stock Dividend Price would be less than $0.85, as calculated in the immediately preceding sentence (without giving effect to the second proviso thereof), the holder may elect to either (i) accept the number of shares of Common Stock calculated as if the Common Stock Dividend Price was then $0.85 as full payment of such dividend or (ii) elect to postpone any dividend payment until funds are legally available for payment of such dividends (“Elected Dividends”).  Holders of shares of Series J Preferred Stock with respect to which Elected Dividends remain outstanding shall be entitled to elect at any time to convert such Elected Dividends into Common Stock at the Common Stock Dividend Price; provided, however, that in no event shall the Common Stock Dividend Price for such purpose be less than $0.85; and provided, further, however, that if Common Stock Dividend Price would be less than $0.85, as calculated in the immediately preceding sentence (without giving effect to the second proviso thereof), the holder may elect to accept the number of shares of Common Stock calculated as if the Common Stock Dividend Price was then $0.85 as full payment of such dividend.  Dividends on the Series J Preferred Stock shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under any outstanding indebtedness or borrowings of the Company or any of its wholly-owned subsidiaries, or any other contractual provision binding on the Company or any of its wholly-owned subsidiaries, and whether or not there shall be funds legally available for the payment thereof.  Dividends payable on December 31, 2008 shall be calculated on a pro rata basis based on the number of days between the Issue Date and December 31, 2008.  Additionally, the final dividend payment will be calculated on a pro rata basis using the date the Series J Preferred Stock is sold, transferred, converted, redeemed or other similar transaction.

4.2

Each dividend shall be payable within ten Business Days of each Dividend Payment Due Date, commencing December 31, 2008, to the holders of record of the Series J Preferred Stock, as they appear on the stock records of the Company at the close of business on the fifth Business Day immediately preceding such Dividend Payment Due Date.  Accrued and unpaid dividends for any past Dividend Period shall be paid to holders of record upon the occurrence of a Liquidation Event.  Upon conversion of shares of Series J Preferred Stock pursuant to Article 6, any accrued and unpaid dividends shall also be converted to Common Stock.

ARTICLE 5

LIQUIDATION PREFERENCE

5.1

Upon the occurrence of any Liquidation Event, no distribution shall be made to the holders of any shares of Capital Stock of the Company unless prior thereto, the holders of shares of Series J Preferred Stock, subject to this Article 5, shall have received the Liquidation Preference with respect to each share.

For purposes hereof, the term “Liquidation Event” means (i)(a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of Capital Stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company, (b) the merger or consolidation of the Company or any wholly-owned subsidiary in one or a series of related transactions with or into another entity as a result of which the Company  ceases to exist or as a result of which the Common Stock ceases to be a class of securities registered under the Exchange Act, other than (i) a merger solely for the purpose of changing the jurisdiction of incorporation of the Company and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity, or (ii) a merger or consolidation pursuant to which holders of the Capital Stock of the Company immediately prior to such transaction have the right to exercise, directly or indirectly, fifty percent (50%) or more of the total voting power of all shares of the Capital Stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance, (c) the sale, lease, license or other disposition of all or substantially all the assets or any substantial asset of the Company in one or a series of related transactions, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c), or (ii) any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.  Notwithstanding the foregoing, the sale by the Company of its Nutritional Specialties, Inc. subsidiary, or the sale of the assets held by the subsidiary, is not a Liquidation Event as defined herein.

5.2

Upon the occurrence of any Liquidation Event, before any distribution or payment shall be made to the holders of any junior stock and after any payments made to holders of Series I Preferred Stock and any future series of preferred stock senior in right of preference to the Series J Preferred Stock with respect to the entitlement to receive liquidation proceeds upon the occurrence of a Liquidation Event, including for avoidance of doubt the right of the Series I Preferred Stock to receive the amount it would have received pursuant to Section 5.3 of the Certificate of Designations governing the rights of the Series I Preferred Stock as if there were no shares of Series J Preferred stock outstanding at the time of such Liquidation Event, the holders of Series J Preferred Stock shall be entitled to be paid out of the assets of the Company legally available therefore the Liquidation Preference ratably with respect to each share of Series J Preferred Stock held by such holder.  If, upon any such Liquidation Event, the remaining assets of the Company legally available for payment of the aggregate amount of all Liquidation Preferences payable in respect of outstanding shares of Series J Preferred Stock (after payment of requisite liquidation distributions or payments to holders of shares Series I Preferred Stock and holders of any future series of preferred stock senior in preference to the Series J Preferred Stock), shall be insufficient to make payment in full of all Liquidation Preferences payable with respect to outstanding shares of Series J Preferred Stock, then all such remaining assets legally available therefore shall be distributed among the holders of shares of Series J Preferred Stock, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

5.3

If, upon any Liquidation Event, the remaining assets and funds of the Company legally available for payments of the aggregate amount of all Liquidation Preferences payable in respect of shares of Series J Preferred Stock outstanding (after payment of requisite liquidation distributions or payments to holders of shares of Series A Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and any future series of preferred stock) shall be in excess of the amounts necessary to make payment in full of all Liquidation Preferences available with respect to any outstanding shares of Series J Preferred Stock, then all such excess assets and funds remaining and legally available for distribution shall be distributed among the holders of shares of Series J Preferred Stock at the time outstanding, the holders of outstanding shares of other preferred stock entitled to participate in the distribution to the holders of Common Stock upon a Liquidation Event (other than the Series I Preferred Stock to the extent holders thereof have already so participated), and the holders of the Common Stock, pro rata in proportion to the number of shares of Common Stock then owned or into which shares of Series J Preferred Stock or shares of any other such participating convertible preferred stock would then be convertible.

ARTICLE 6

CONVERSION OF PREFERRED STOCK; CONVERSION PRICE

6.1

Automatic Conversion.  On or after August 31, 2009, each share of Series I Preferred Stock then outstanding, plus any accrued and unpaid dividends shall automatically be converted into such number of shares of Common Stock as shall be determined by dividing the Stated Value plus the value of any accrued and unpaid dividends by a fixed conversion price of $0.30, or such lower amount as the Company may determine at its sole option.  A conversion pursuant to this Section 6.1 is automatic and will not be contingent on the holder surrendering its certificate or certificates representing such shares of Series J Preferred Stock to be converted or contingent on providing the Company with notice of such conversion as required for voluntary conversions described in Section 6.2.  In the event the foregoing conversion takes place on a date after August 31, 2009, the conversion shall be deemed effective on August 31, 2009.

Effective August 31, 2009, all rights with respect to the Series J Preferred Stock and any accrued and unpaid dividends so converted pursuant to this Section 6.1(a), including the rights, if any, to receive notices and to vote, terminated, except only the rights of the holders thereof to receive certificates for the number of shares of Common Stock into which such Series J Preferred Stock and accrued and unpaid dividends has been converted. As promptly as  practicable,  the  Company  shall  (i)  issue  the  Common Stock issued upon conversion  in  accordance with the provisions of this Section 6.1, and (ii) cause to  be mailed for delivery by overnight courier to such holder a certificate or  certificate(s)  representing the number of Common Shares to which the Holder is  entitled by virtue of such conversion.

6.2

Voluntary Conversion.

(a)

Each share of Series J Preferred Stock may be converted, at the option of the holder thereof, at any time and from time to time into such number of Common Shares as shall be determined by dividing the Stated Value by the Conversion Price (as hereinafter defined) in effect at the time of conversion.  Notwithstanding the foregoing, conversions made pursuant to Section 6.1 shall be made using the fixed conversion price described therein.

(b)

In order for a holder of Series J Preferred Stock to convert such shares into shares of Common Stock, such holder shall surrender the certificate or certificates representing such shares of Series J Preferred Stock to be converted to the Company. Each notice of conversion shall specify the number of shares of Series J Preferred Stock to be converted, the number of shares of Series J Preferred Stock owned prior to the conversion at issue, the number of shares of Series J Preferred Stock owned subsequent to the conversion at issue and the date on which the conversion is to be effected, which date may not be prior to the date the applicable holder delivers such notice of conversion to the Company (such date, the “Conversion Date”). If no such Conversion Date is specified in the notice of conversion, the Conversion Date shall be such date that such notice of conversion to the Company is deemed delivered hereunder.   If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or its attorney duly authorized in writing.  As promptly as practicable after receipt of the conversion notice, the Company shall (i) issue the Common Stock issued upon conversion in accordance with the provisions of this Article

6, and (ii) cause to be mailed for delivery by overnight courier to such holder (x) a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, (y) cash, as provided in Section 6.6, in respect of any fraction of a Common Share issuable upon such conversion and (z) cash in the amount of accrued and unpaid dividends as of the Conversion Date.  The conversion notice shall constitute a contract between the holder and the Company, whereby the holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 6.6), to surrender the Series J Preferred Stock and to release the Company from all liability thereon. No cash payment aggregating less than $1.00 shall be required to be given unless specifically requested by the holder.

(c)

Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series J Preferred Stock.  As to any fraction of a share which a holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price (or fixed conversion price as set forth in Section 6.1) or round up to the next whole share.  Additionally, the Company may not issue fractional shares of Series J Preferred Stock.

(d)

Transfer Taxes.  The issuance of certificates for shares of Common Stock on conversion of this Series J Preferred Stock shall be made without charge to any holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series J Preferred Stock and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

6.3

Contingent Conversion Rights of the Company.

(a)

At any time after November 30, 2009, in the event that the Current Market Price in effect for any 15 Trading Days in any consecutive 30-Trading Day period shall have exceeded two hundred percent (200%) of the Conversion Price, the Company may (but is not required to) cause the conversion of the Series J Preferred Stock into shares of Common Stock as shall be determined by dividing the Stated Value of each share of Series J Preferred Stock by the Conversion Price in effect at the time of conversion.  Such right may be exercised by the Company only upon written notice to the holders of the Series J Preferred Stock delivered within sixty (60) days of the end of such consecutive 30-day trading period.

(b)

All holders of record of shares of Series J Preferred Stock will be given at least fifteen (15) Business Days prior written notice of the date (the “Contingent

Conversion Date”) fixed and the place designated for conversion of all shares of Series J Preferred Stock pursuant to this Section 6.3.  Such notice shall be delivered to each registered holder of Series J Preferred Stock in accordance with the terms hereof.  If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or its attorney duly authorized in writing.  On and after the Contingent Conversion Date, all rights with respect to the Series J Preferred Stock so converted, including the rights, if any, to receive notices and to vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series J Preferred Stock has been converted, and payment of any accrued but unpaid dividends thereon.  As promptly as practicable, the Company shall (i) issue the Common Stock issued upon conversion in accordance with the provisions of this Article 6, and (ii) cause to be mailed for delivery by overnight courier to such holder (x) a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, (y) cash, as provided in Section 6.6, in respect of any fraction of a Common Share issuable upon such conversion and (z) cash in the amount of accrued and unpaid dividends as of the Contingent Conversion Date.

6.4

Conversion Price.  The initial conversion price shall be $0.87 per share of Common Stock, and shall be subject to adjustment from time to time, and such conversion price as adjusted shall be likewise subject to further adjustment, as hereinafter set forth.  The term “Conversion Price” shall mean, as of any time, the conversion price of the Series J Preferred Stock at that time, as specified in this Section 6.4 in case no adjustment shall have been required, or such conversion price as adjusted pursuant to Section 6.5, as the case may be.

6.5

Effect on Conversion Price of Certain Events.

(a)

If the Company, at any time while shares of Series J Preferred Stock is outstanding: (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)

If the Company or any wholly-owned subsidiary of the Company, at any time shall sell or grant any option to purchase or sell or grant any right to re-price, or otherwise dispose of or issue, any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then current Conversion Price (if the holder of the Common Stock or Common Stock Equivalent (as defined herein) so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price) (such lower price, the “New Conversion Price” and such issuances, individually and collectively, a “Dilutive Issuance”), then the Conversion Price shall be reduced to equal the New Conversion Price.  Such adjustment to the Conversion Price shall be made upon each occurrence of a Dilutive Issuance (at the time of issuance).  The Company shall notify the holder in writing as soon as practicable following the issuance of any Common Stock or Common Stock Equivalent subject to this Section, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms.  Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made under this Section in respect of an Exempt Issuance.  “Exempt Issuance” means the issuance of (i) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by the Board of Directors of the Company or a majority of the members of a committee, the majority of which are non-employee directors, established for such purpose, among others; (ii) securities upon the exercise or exchange of or conversion of Common Stock Equivalents issued and outstanding on the date of this Certificate, provided, however, that such securities have not been amended since the date of this Certificate to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities; (iii) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person which is, (A) itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds or (B) a natural person that is a control person of such operating company if the sole purpose of such issuance is to effect an acquisition of the operating company, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (iv) securities issuable in accordance with existing obligations of the Company to Company or subsidiary employees, officers, directors or agents; (v) securities issued to commercial banks in connection with the Company obtaining bank financing and securities as part of the Company’s reorganization commencing in August 2009.

(c)

As used in this Section, “Common Stock Equivalents” means any securities of the Company or any wholly-owned subsidiary which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

(d)

If the Company, at any time while any shares of Series J Preferred Stock are outstanding, shall distribute to all or substantially all holders of Common Stock (and not to the holders of Series J Preferred Stock) evidence of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 6.5(a)), then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which (i) the denominator shall be the Current Market Price per share of Common Stock determined as of the record date mentioned above and (ii) the numerator shall be such Current Market Price per share of Common Stock on such record date less the then per share fair market value at such record date of the portion of such evidence of indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock so distributed applicable to one outstanding share of the Common Stock, which fair market value shall be reduced by the fair market value of consideration, if any, paid to the Company by holders of Common Stock in exchange for such evidence of indebtedness or assets or rights or warrants so distributed, in each case as such fair market value is determined by the Board of Directors of the Company in good faith.

(e)

All calculations under this Section 6.5 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

(f)

Whenever there shall be an adjustment as provided in this Section 6.5, the Company shall within 15 Business Days thereafter cause written notice thereof to be sent to the holder in accordance with the terms hereof, which notice shall be accompanied by a certificate setting forth the number of Conversion Shares issuable and the Conversion Price thereof after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation thereof, which certificate shall be conclusive evidence of the correctness of any such adjustment absent manifest error.

6.6

The Company shall not be required to issue fractions of shares of Common Stock or other Capital Stock of the Company upon the conversion of Series J Preferred Stock. If any fraction of a share of Capital Stock would be issuable on the conversion of Series J Preferred Stock (or specified portions thereof), the Company may, at its sole option, round up to nearest share of Capital Stock issuable upon the conversion, or purchase such fraction for an amount in cash equal to the same fraction of the Current Market Price of such share of Common Stock on the date of conversion of Series J Preferred Stock.

6.7

Taxes.  The Company will pay all stock transfer taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series J

Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series J Preferred Stock so converted were registered.

6.8

Return.  All shares of the Series J Preferred Stock converted pursuant to this Section 6, or otherwise acquired by the Company in any manner whatsoever, shall be returned to the pool of the Company’s authorized but unissued shares of undesignated preferred stock; and the Company may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Series J Preferred Stock accordingly.

6.9

Reserve.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series J Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series J Preferred Stock.  The Company shall, from time to time, subject to and in accordance with applicable law, increase the authorized shares of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding Series J Preferred Stock.

6.10

Avoidance.  The Company shall not amend this Certificate of Designation, its Articles of Incorporation, its By-laws or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed by the Company pursuant to this Section 6, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of Series J Preferred Stock against dilution or other impairment as provided herein.

ARTICLE 7

REDEMPTION

7.1

Redemption Price.  At any time after November 30, 2011, the Company may redeem in cash, out of legally available funds therefor, all or any portion of the shares of Series J Preferred Stock outstanding at a per share redemption price equal to 115% of the Stated Value of such share, plus an amount equal to any accrued and unpaid dividends to the Redemption Date (as hereafter defined) with respect to such share.

7.2

Notice of Redemption.  The Company shall provide written notice of any redemption of Series J Preferred Stock to each record holder of any shares of Series J Preferred Stock subject to such redemption not more than 60 nor less than 30 calendar days prior to the date on which such redemption is to be made. The date specified in such notice for redemption is herein referred to as the "Redemption Date."

7.3

Termination of Rights.  On the Redemption Date, all rights pertaining to the Series J Preferred Stock, including, but not limited to, any right of conversion, will cease,

and such Series J Preferred Stock will no longer be deemed to be outstanding. All certificates representing the Series J Preferred Stock subject to redemption will represent only the right to receive payment in accordance with the provisions of this Article 7.

7.4

Redeemed or Otherwise Acquired Shares.  Any shares of Series J Preferred Stock which are redeemed or otherwise acquired by the Company shall be canceled, may not be reissued as Series J Preferred Stock, and shall be returned to the status of authorized and unissued shares of Preferred Stock without designation as to series.

ARTICLE 8

VOTING RIGHTS

Except as otherwise provided by the Nevada Revised Statutes, each holder of shares of Series J Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series J Preferred Stock may be converted at the record date for any vote, and shall (except as otherwise expressly provided herein or as required by law) have voting rights and powers equal to the voting rights and powers of the Common Stock, voting together with the Common Stock as a single class and shall be entitled to notice of any shareholder’s meeting in accordance with the bylaws of the Company.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series J Preferred Stock held by each holder may be converted) shall be rounded upward to the nearest whole number.  Holders of shares of Series J Preferred Stock shall not have cumulative voting rights.

ARTICLE 9

MISCELLANEOUS

9.1

Loss, Theft, Destruction of Preferred Stock.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of a certificate or certificates representing shares of Series J Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such certificate(s), the Company shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificate(s), new certificate(s) representing shares of Series J Preferred Stock of like tenor. The Series J Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 9.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen certificate(s) and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

9.2

Who Deemed Absolute Owner.  The Company may deem the Person in whose name the Series J Preferred Stock shall be registered upon the registry books of the Company to be, and may treat it as, the absolute owner of the Series J Preferred Stock for the purpose of receiving payment of dividends on the Series J Preferred Stock, for the conversion of the Series J Preferred Stock and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series J Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

9.3

Permits, Consents and Approvals.  The Company will (a) obtain and keep effective any and all permits, consents and approvals of Federal or state governmental agencies and authorities and make all filings under Federal and state securities laws, that are required in connection with the issuance of Series J Preferred Stock, the conversion of Series J Preferred Stock, and the issuance and delivery of the Conversion Shares issued upon conversion of Series J Preferred Stock, and (b) have the Conversion Shares, upon their issuance and eligibility for listing, listed on each securities exchange on which the Common Stock are then listed.

9.4

Withholding.  To the extent required by applicable law, the Company may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Company from any payments made pursuant to the Series J Preferred Stock.

9.5

Amendments.  No amendment or modification of this Certificate of Designation shall be binding or effective without the prior written consent of the holders of two-thirds of the Series J Preferred Stock outstanding at the time such action is taken; provided, however, that the Company may amend this Certificate of Designation from time to time without the prior consent of any holder of Series J Preferred Stock solely to increase the number of shares of Series J Preferred Stock authorized for issuance; provided, that the number of such shares so authorized does not exceed two hundred and fifty thousand (250,000).

9.6

Headings. The headings of the Articles and Sections of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation.

9.7

Severability.  If any provision of this Certificate of Designation, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.8

Notices.   All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered, sent by facsimile in the case of notice to the Company only, or sent by registered or certified mail or Federal Express or other nationally recognized overnight delivery service.  Any notices shall be deemed given upon the earlier of the date when received at, the day when delivered via facsimile or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address set forth below, unless such address is changed by notice to the other party hereto:

if to the Company:

New Leaf Brands, Inc.

9380 E. Bahia Drive, Suite A201

Scottsdale, Arizona 85260

Attention:  Chief Executive Officer

Facsimile: (480) 483-2168

if to the holder:  As set forth in the register of the Company.

The Company or the holder by notice to the other party may designate additional or different addresses as shall be furnished in writing by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Certificate of Designation to be executed by its duly authorized officer as of October 20, 2009.

NEW LEAF BRANDS, INC.

By:	/s/ Eric Skae
Name:	Eric Skae President and Chief Executive Officer
Title: